Exhibit 99.1

News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Investors / Trade / Media

Brian Cooper

Chief Financial Officer

Westell Technologies, Inc.

630.375.4740

BCooper@westell.com

Westell Technologies Fiscal 2011 First Quarter Highlights

•	Fiscal first quarter net income was $4.6 million, compared with $2.0 million in the prior-year quarter – a 133% improvement.

•	Earnings per share jumped to $0.07 per share for the quarter, compared with $0.03 per share in the same quarter of the prior year.

•	Fiscal first quarter revenue was $41.3 million, compared with $53.5 million in the same quarter of the prior year and $37.8 million in the quarter ended March 31, 2010.

•	Gross margin improved to 37.8% in the quarter, compared with 28.4% in the same quarter of the prior year.

•	Cash and cash equivalents increased by $0.5 million during the quarter, to $61.8 million.

Westell Technologies Reports Profit of $0.07 per Share

AURORA, IL, July 21, 2010 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, outside plant telecommunications equipment and conferencing services, today announced results for its fiscal 2011 first quarter ended June 30, 2010. Total revenue for the quarter was $41.3 million, down 23% from $53.5 million in the fiscal first quarter of the prior year. Net income during the quarter was $4.6 million, or $0.07 per diluted share, compared to net income of $2.0 million, or $0.03 per diluted share, in the same quarter of the prior year. Total cash and cash equivalents were $61.8 million at June 30, 2010, up $0.5 million during the quarter. Share repurchases during the quarter totaled approximately 247,000 shares at a cost of $0.4 million.

“Although total revenues declined year-over-year, they increased on a sequential basis, and we experienced strength in the more profitable areas of the business,” said Chairman and CEO Rick Gilbert. “Gross margins were strong, and we maintained stringent cost control, even while we modestly increased product development efforts in Outside Plant Systems and Customer Networking Solutions.”

Fiscal First Quarter Segment and Consolidated Results

The Customer Networking Solutions (CNS) segment reported revenue of $15.0 million in the first quarter of fiscal 2011, down 48% compared to $28.6 million in the same quarter of the prior year. The largest impact on revenue came from lower sales of the Company’s UltraLine Series3 gateway product, which were $1.9 million in the quarter, compared with $13.4 million in the same quarter of the prior year. In spite of the significantly lower revenue, CNS gross profit was down only $0.2 million, with gross margin rising to 23.9%, compared with 13.1% in the prior-year quarter. CNS gross margin benefited from a more profitable product mix, including $0.9 million of higher-margin software revenue related to customer projects. Operating expenses dropped by $1.3 million, compared with the prior-year quarter. As a result, the CNS operating results improved to a loss of $0.4 million for the quarter, compared with a loss of $1.5 million in the same quarter of the prior year.

Revenue in the Outside Plant Systems (OSP) segment was $15.7 million in the quarter, up 14% compared to $13.8 million in the same quarter of the prior year. OSP revenue benefited from strong demand for its products that service the wireless backhaul market. Fiscal 2011 first quarter gross profit increased $0.9 million as a result of increased sales and stable gross margins, and operating expenses increased $0.6 million, to produce operating income for OSP of $3.7 million, up $0.3 million versus the same quarter of the prior year.

Conference Plus (CP) revenue was $10.5 million in the quarter, down 5% compared to $11.1 million in the same quarter of the prior year. Gross profit decreased by $0.3 million on stable gross margins, and operating expenses were $0.8 million lower, resulting in operating income of $1.4 million, up $0.5 million versus the same quarter of the prior year.

On a consolidated basis, fiscal first quarter revenue of $41.3 million was $12.3 million lower than in the same quarter of the prior year. Gross profit increased $0.4 million, and gross margins were 37.8%, compared with 28.4% in the same quarter of the prior year. Operating expenses decreased $1.6 million, compared with the same quarter of the prior year. Income taxes provided a benefit of $0.5 million in the quarter, compared to an expense of $0.2 million in the prior-year quarter. These changes drove a $2.6 million improvement in consolidated net income, which was $4.6 million, compared with $2.0 million in the same quarter of the prior year.

“This is our fifth consecutive profitable quarter – and our highest quarterly operating income since September 2006,” continued Gilbert. “It gives us a great start to our fiscal year.”

Conference Call Information

Management will address financial and business results during Westell’s fiscal first quarter 2011 earnings conference call on Thursday, July 22, at 9:30 AM Eastern Time. Conference Plus, Inc. (ConferencePlus®), a Westell subsidiary, will manage Westell’s earnings conference call using its EventManager™ Service.

Participants can register for the Westell conference by going to the URL: http://www.conferenceplus.com/westell.

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant experiences any technical difficulties after joining the conference call on July 22, he or she can press *0 for support.

If a participant does not wish to register, he or she can participate in the call on July 22, by dialing ConferencePlus at 1-888-206-4073 no later than 9:15 AM, Eastern Time and using confirmation number 27335989. International participants may dial 1-847-413-9014. Westell’s press release on earnings and related information that may be discussed on the earnings conference will be posted on the Investor Relations’ section of Westell’s website, http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay following the conclusion of the conference until the fiscal second quarter results are released. The replay of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 8946898.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and Conference Plus, Inc. Westell, Inc. designs, distributes, markets and services a broad range of broadband customer-premises equipment, digital transmission, remote monitoring, power distribution and demarcation products used by telephone companies and other telecommunications service providers. Conference Plus, Inc. is a leading global provider of audio, web, video and IP conferencing services. Additional information can be obtained by visiting http://www.westell.com and http://www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “plan”, “should”, or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing, economic weakness in the United States economy and telecommunications market, the impact of competitive products or technologies, competitive pricing pressures, product cost increases, component supply shortages, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions), retention of key personnel and other risks more fully described in the Company’s SEC filings, including the Company’s Form 10-K for the fiscal year ended March 31, 2010 under the section entitled Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

Financial Tables to Follow:

Westell Technologies, Inc.

Condensed Consolidated Statement of Operations

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,
	2010	2009
Revenue	$41,258	$53,513
Gross profit	15,615	15,207
Gross margin	37.8%	28.4%
Operating expenses:
Sales & marketing	4,488	4,938
Research & development	3,538	3,687
General & administrative	3,349	3,772
Restructuring	—	609
Intangibles amortization	163	157

Total operating expenses	11,538	13,163

Operating income	4,077	2,044
Other income	53	91
Interest (expense)	(1)	(2)

Income before taxes	4,129	2,133

Income taxes	473	(155)

Net income	$4,602	$1,978

Net income per common share:
Basic	$0.07	$0.03
Diluted	$0.07	$0.03

Average number of common shares outstanding:
Basic	67,367	68,356
Diluted	68,070	68,442

Westell Technologies, Inc.

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	June 30, 2010	March 31, 2010
Assets:
Cash and cash equivalents	$61,771	$61,315
Accounts receivable, net	17,726	17,683
Inventories	21,448	21,258
Prepaids and other current assets	3,546	4,276

Total current assets	104,491	104,532

Property and equipment, net	4,084	4,665
Goodwill	2,129	2,162
Intangibles, net	3,830	4,063
Deferred income taxes and other assets	6,258	6,412

Total assets	$120,792	$121,834

Liabilities and Stockholders’ Equity:
Accounts payable	$13,420	$15,195
Accrued liabilities	6,063	9,203
Deferred revenue	912	860

Total current liabilities	20,395	25,258
Deferred revenue, long-term	145	174
Other long-term liabilities	8,068	8,671

Total liabilities	28,608	34,103
Total stockholders’ equity	92,184	87,731

Total liabilities and stockholders’ equity	$120,792	$121,834

Westell Technologies, Inc.

Condensed Consolidated Statement of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months ended June 30,
	2010	2009

Cash flows from operating activities:
Net income	$4,602	$1,978
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	782	978
Stock-based compensation	268	189
Restructuring	—	609
Other, net	24	(100)
Changes in assets and liabilities:
Accounts receivable	(200)	(1,372)
Inventory	(249)	3,321
Accounts payable and accrued liabilities	(5,166)	(4,164)
Deferred revenue	22	312
Prepaid and other current assets	712	1,562
Other	212	119

Net cash provided by (used in) operating activities	1,007	3,432

Cash flows from investing activities:
Purchases of property and equipment	(142)	(331)

Net cash (used in) provided by investing activities	(142)	(331)

Cash flows from financing activities:
Borrowing (repayment) of debt and leases payable	—	(14)
Proceeds from stock options exercised	48	—
Purchase of treasury stock	(370)	—

Net cash (used in) provided by financing activities	(322)	(14)

Effect of exchange rate changes on cash	(87)	93

Net increase in cash	456	3,180

Cash and cash equivalents, beginning of period	61,315	46,058

Cash and cash equivalents, end of period	$61,771	$49,238

Westell Technologies, Inc.

Segment Statement of Operations

(Amounts in thousands)

(Unaudited)

	Three months ended June 30, 2010
	CNS	OSP	CP	Unallocated	Total

Revenue	$15,022	$15,724	$10,512	$—	$41,258
Gross profit	3,590	6,911	5,114	—	15,615
Gross margin	23.9%	44.0%	48.6%		37.8%
Operating expenses:
Sales & marketing	1,312	1,441	1,735	—	4,488
Research & development	1,974	981	583	—	3,538
General & administrative	740	638	1,359	612	3,349
Restructuring	—	—	—		—
Intangibles amortization	1	134	28	—	163

Operating expenses (1)	4,027	3,194	3,705	612	11,538

Operating income (loss)	(437)	3,717	1,409	(612)	4,077
Other income	—	—	—	53	53
Interest (expense)	—	—	—	(1)	(1)
Income taxes	—	—	—	473	473

Net income (loss)	$(437)	$3,717	$1,409	$(87)	$4,602

	Three months ended June 30, 2009
	CNS	OSP	CP	Unallocated	Total

Revenue	$28,624	$13,776	$11,113	$—	$53,513
Gross profit	3,764	5,994	5,449	—	15,207
Gross margin	13.1%	43.5%	49.0%		28.4%
Operating expenses:
Sales & marketing	1,552	1,276	2,110	—	4,938
Research & development	2,528	590	569	—	3,687
General & administrative	819	535	1,657	761	3,772
Restructuring	414	46	149	—	609
Intangibles amortization	—	129	28	—	157

Operating expenses (2)	5,313	2,576	4,513	761	13,163

Operating income (loss)	(1,549)	3,418	936	(761)	2,044
Other income	—	—	—	91	91
Interest (expense)	—	—	—	(2)	(2)
Income taxes	—	—	—	(155)	(155)

Net income (loss)	$(1,549)	$3,418	$936	$(827)	$1,978

(1)	Includes $0.2 million, $0.2 million and $0.4 million of depreciation and amortization expense in the CNS, OSP and CP segments, respectively.
(2)	Includes $0.3 million, $0.4 million and $0.3 million of depreciation and amortization expense in the CNS, OSP and CP segments, respectively.